Ex. (a)(1)

CERTIFICATE OF TRUST
OF
USQ CORE REAL ESTATE FUND

This Certificate of Trust of USQ Core Real Estate Fund, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the statutory trust formed hereby is USQ Core Real Estate Fund.

SECOND: The address of the registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of the Trust's registered agent at such address is Corporation Service Company.

THIRD: The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH: The Trust is formed effective as of December 2, 2016.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of USQ Core Real Estate Fund, has duly executed this Certificate of Trust as of the 2nd day of December 2016.

By:	/s/ Stephen Timothy Grugeon
Name:	Stephen Timothy Grugeon, Initial Trustee